UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2015

EPR Properties
(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
(Address of principal executive office)(Zip Code)
(816) 472-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 9, 2015, the Board of Trustees of EPR Properties (the "Company") appointed Tonya L. Mater as the Company's Vice President and Principal Accounting Officer, effective immediately. Mark A. Peterson, the Company's Executive Vice President, Chief Financial Officer and Treasurer, served as the Company's Principal Accounting Officer prior to Ms. Mater's appointment. Mr. Peterson will continue to serve as the Company's Executive Vice President, Chief Financial Officer and Treasurer following Ms. Mater's appointment.
Ms. Mater, 38, was appointed as the Company's Vice President and Chief Accounting Officer on September 9, 2015. From 2012 until this appointment, she served as the Company's Vice President and Controller and from 2006 to 2012, she served as the Company's Controller. From 2002 to 2006, she served in other capacities within the Company's Accounting Department. Prior to joining the Company in 2002, Ms. Mater worked as an auditor with KPMG and Mayer Hoffman McCann P.C. from 2000 to 2002. Ms. Mater is a C.P.A and received a B.S. in Accounting from the University of Kansas in 2000.
In connection with Ms. Mater's appointment, the Company granted Ms. Mater 5,000 nonvested restricted shares, which vest in four equal installments beginning on January 1, 2016 and annually thereafter.
There is no arrangement or understanding between Ms. Mater and any other persons pursuant to which she was appointed Vice President and Principal Accounting Officer of the Company, and there is no family relationship between Ms. Mater and any trustees or executive officers of the Company. Ms. Mater is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed. The Company has not entered into, or amended, any material plan, contract or arrangement with Ms. Mater in connection with her appointment, except as set forth above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Executive Vice President, Treasurer and Chief Financial Officer
Date: September 11, 2015